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As filed with the Securities and Exchange Commission on August 9, 2002

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ECOLAB INC.
(Exact name of registrant as specified in its charter)

Delaware	41-0231510
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
370 Wabasha Street North St. Paul, Minnesota	55102
(Address of Principal Executive Offices)	(Zip Code)

ECOLAB INC. 2002 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Lawrence T. Bell, Esq.
Senior Vice President-Law, General Counsel and Secretary
Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
(651) 293-2125
(Name, address and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this registration statement

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price	Amount of registration fee(4)

Common stock, par value $1.00 per share(5)	6,000,000	$44.775	$268,650,000	$24,715.80

(1)
This registration statement is also deemed, pursuant to Instruction E to Form S-8, to relate to 1,100,000 shares of the 6,000,000 shares that had been previously registered by Ecolab Inc. on Form S-8 (File No. 333-79449) on May 27, 1999 in connection with the Ecolab Inc. 1997 Stock Incentive Plan (the "1997 Plan").

(2)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares of common stock to be offered or sold as a result of the anti-dilution provisions of the employee benefit plan described in this Registration Statement.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act, based upon the average of the high and low sale prices of the registrant's common stock on August 5, 2002, as reported on the Consolidated Transaction Reporting System of The New York Stock Exchange.

(4)
With respect to the 1997 Plan, a fee of $70,629.38 has been previously paid. Therefore, pursuant to Rule 457(p), since the applicable registration fee has already been paid on the 1,100,000 shares under the 1997 Plan included herein, the aggregate registration fee includes only 6,000,000 shares.

(5)
Each share of common stock includes one-half share of a preferred stock purchase right.

EXPLANATORY NOTE

        On May 27, 1999, a total of 6,000,000 shares of the common stock (with preferred stock purchase rights) of Ecolab Inc. ("Ecolab") were registered with the Securities and Exchange Commission ("SEC") by a Registration Statement on Form S-8 (File No. 333-79449) in connection with the Ecolab Inc. 1997 Stock Incentive Plan (the "1997 Plan"). On February 22, 2002, the Board of Directors of Ecolab adopted the Ecolab Inc. 2002 Stock Incentive Plan (the "2002 Plan"). The Board reserved a maximum of 6,000,000 shares of common stock for issuance under the 2002 Plan, plus any shares of common stock which, as of the effective date of the 2002 Plan, were reserved for issuance under the 1997 Plan and are not thereafter issued and would otherwise have been available under the 1997 Plan. As of May 10, 2002 (the date of Ecolab's Annual Meeting of Shareholders at which the 2002 Plan was approved and, therefore, the effective date), 1,160,629 shares of Ecolab's common stock registered under the 1997 Plan had not been issued and were not subject to currently outstanding stock options. Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission pertaining to "Form S-8" set forth in the Division of Corporation Finance's Telephone Interpretation Manual of Publicly-Available Telephone Interpretations (July 1997), as supplemented from time to time thereafter, 1,100,000 of these remaining and unissued shares are carried forward and deemed covered by this Registration Statement on Form S-8 in connection with the 2002 Plan. Additional shares under the 1997 Plan may become available in the future, and may also be included in the 2002 Plan.

PART I

INFORMATION REQUIRED
IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by Ecolab (File No. 1-9328) with the SEC are incorporated by reference in this Registration Statement:

  (1)
  Annual report on Form 10-K for the year ended December 31, 2001;

  (2)
  Quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

  (3)
  Current reports on Form 8-K or 8-K/A dated January 10, 2002, January 11, 2002, January 28, 2002, February 7, 2002 and March 4, 2002;

  (4)
  All other reports filed by Ecolab pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2001; and

  (5)
  The descriptions of Ecolab's common stock, preferred stock and preferred stock purchase rights contained in its registration statements on Form 8-A, including any amendments or reports filed for the purpose of updating these descriptions.

        All documents filed by Ecolab with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of these documents.

        The consolidated financial statements and related financial statement schedule of Ecolab, which are included or incorporated by reference in Ecolab's Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, for the periods indicated in such firm's reports thereon. The consolidated financial statements and financial statement schedule audited by PricewaterhouseCoopers LLP have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing. To the extent that PricewaterhouseCoopers LLP examines and reports on the financial statements and financial statement schedules of Ecolab issued at future dates, and consents to the use of their reports thereon, such financial statements and financial statement schedules will also be incorporated by reference in this Registration Statement in reliance upon their reports and said authority.

        In addition, the combined financial statements and related financial statement schedule of Henkel-Ecolab, which are included in Ecolab's Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers Gesellschaft mit beschränkter Haftung Wirtschaftsprüfungsgesellschaft, independent accountants. The combined financial statements and related financial statement schedule audited by PricewaterhouseCoopers Gesellschaft mit beschränkter Haftung Wirtschaftsprüfungsgesellschaft have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing. To the extent that PricewaterhouseCoopers Gesellschaft mit beschränkter Haftung Wirtschaftsprüfungsgesellschaft re-issues their reports on any of the historical financial statements and financial statement schedules of Henkel-Ecolab for periods prior to December 1, 2002, and consents to the use of their reports thereon, such financial statements and financial statement schedules will also be incorporated by reference in this Registration Statement in reliance upon their reports and said authority.

Item 4. Description of Securities.

        Not applicable. Ecolab's common stock and preferred stock purchase rights to be offered and sold pursuant to this registration statement are registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine that, despite the adjudication of liability, the person is fairly and reasonably entitled to indemnity for the expenses which the court shall deem proper.

        Section 145 further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by the person in any such capacity or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liabilities under Section 145, including liabilities under the Securities Act.

        Article V of Ecolab's By-Laws provides for indemnification of Ecolab's officers and directors to the full extent allowed by Delaware law.

        In addition, Article IV of Ecolab's Restated Certificate of Incorporation provides that Ecolab's directors do not have personal liability to Ecolab or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except (1) for a breach of the duty of loyalty, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (3) for willful or negligent violations of certain provisions under the General Corporation Law of Delaware imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (4) for any transaction from which the director derived an improper personal benefit. Subject to these exceptions, under Article IV, directors do not have any personal liability to Ecolab or its stockholders for any violation of their fiduciary duty.

        Ecolab has directors and officers liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under the General Corporation Law of Delaware and claims and suits arising under the Securities Act. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of Ecolab.

        Ecolab has entered into indemnification agreements with each of its directors. These indemnification agreements provide for the prompt indemnification "to the fullest extent permitted by law" and for the prompt advancement of expenses, including attorneys' fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that the director is or was a director, officer, employee, trustee, agent or fiduciary of Ecolab or is or was serving at the request of Ecolab as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, or by reason of anything done or not done by a director in any such capacity. The indemnification agreements further provide that Ecolab has the burden of proving that a director is not entitled to indemnification in any particular case.

        The foregoing represents a summary of the general effect of the General Corporation Law of Delaware, Ecolab's By-Laws and Restated Certificate of Incorporation, Ecolab's directors and officers liability insurance coverage and the indemnification agreements for purposes of general description only.

Item 7. Exemptions from Registration Claimed.

        Not applicable. No securities are to be re-offered or resold pursuant to this registration statement.

Item 8. Exhibits.

        The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement:

Exhibit No.	Description
5.1	Opinion and Consent of Lawrence T. Bell (filed herewith electronically).
15.1	Letter Regarding Unaudited Interim Financial Information (filed herewith electronically).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith electronically).
23.2	Consent of PricewaterhouseCoopers GmbH (filed herewith electronically).
23.3	Consent of Lawrence T. Bell (included in Exhibit 5.1).
24.1	Powers of Attorney (filed herewith electronically).

Item 9. Undertakings.

(a)
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on August 9, 2002.

ECOLAB INC.
By:	/s/ ALLAN L. SCHUMAN Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 9, 2002 by the following persons in the capacities indicated.

Signature	Title

/s/ ALLAN L. SCHUMAN Allan L. Schuman	Chairman of the Board, President and Chief Executive Officer (principal executive officer) and Director
/s/ STEVEN L. FRITZE Steven L. Fritze	Senior Vice President and Chief Financial Officer (principal financial officer)
/s/ DANIEL J. SCHMECHEL Daniel J. Schmechel	Vice President and Controller (principal accounting officer)

/s/  TIMOTHY P. DORDELL
Timothy P. Dordell, as attorney-in-fact for Leslie S. Biller, Jerry A. Grundhofer, Stefan Hamelmann, James J. Howard, William L. Jews, Joel W. Johnson, Jochen Krautter, Ulrich Lehner, Jerry W. Levin and Robert L. Lumpkins	Directors

ECOLAB INC.
REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit No.	Item	Method of Filing
5.1	Opinion and Consent of Lawrence T. Bell	Filed herewith electronically.
15.1	Letter Regarding Unaudited Interim Financial Information	Filed herewith electronically.
23.1	Consent of PricewaterhouseCoopers LLP.	Filed herewith electronically.
23.2	Consent of Consent of PricewaterhouseCoopers GmbH	Filed herewith electronically.
23.3	Consent of Lawrence T. Bell	Included in Exhibit 5.1.
24.1	Powers of Attorney.	Filed herewith electronically.

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemptions from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS